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Exhibit 10.4

AMENDMENT AGREEMENT NO. 3

to that certain

LOAN AND SECURITY AGREEMENT

        This AMENDMENT AGREEMENT NO. 3 (this "Amendment"), dated as of January 2, 2004, is among GANDER MOUNTAIN COMPANY (the "Borrower"), FLEET RETAIL FINANCE INC. and the other lending institutions from time to time party to the Loan Agreement (as hereinafter defined) (collectively, the "Revolving Credit Lenders"), and FLEET RETAIL FINANCE INC. as agent (the "Agent") for itself and the other Revolving Credit Lenders.

        WHEREAS, the Borrower, the Agent and the Revolving Credit Lenders are parties to that certain Loan and Security Agreement, dated as of December 19, 2001 as amended by the Amendment Agreement No. 1, dated as of May 23, 2003, and the Amendment Agreement No. 2, dated as of June 4, 2003 (as so amended and as otherwise amended and in effect from time to time, the "Loan Agreement"), pursuant to which the Revolving Credit Lenders, upon certain terms and conditions, have agreed to make loans to, and to cause the issuance of letters of credit for the benefit of, the Borrower;

        WHEREAS, General Electric Capital Corporation shall become Documentation Agent and The CIT Group/Business Credit, Inc. shall become the Collateral Agent; provided, however, such classifications shall not change the definition of Agent contained in the Loan Agreement; and

        WHEREAS, the Borrower has requested that the Agent and the Revolving Credit Lenders agree, and the Agent and the Revolving Credit Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend certain of the terms and provisions of the Loan Agreement;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

        §1.    Defined Terms.    Capitalized terms which are used herein without definition and which are defined in the Loan Agreement shall have the same meanings herein as in the Loan Agreement.

        §2.    Amendments to Loan Agreement.

          (a)   Article I of the Loan Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

            "Adjustment Date": August 1, 2004 and each November 1, February 1, May 1, and August 1 thereafter.";

            "Corporate Entities": Holiday Companies and Lyndale Terminal Co."; and

            "Rate Adjustment Period": Is defined in the definition of Applicable Margin.".

          (b)   The definition of "Amendment Effective Date" contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

            "Amendment Effective Date": January 2, 2004.".

          (c)   The definition of "Applicable Margin" contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

            "Applicable Margin": For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a "Rate Adjustment Period"), the Applicable Margin shall be the applicable margin per annum set forth in the table below opposite to the Borrower's applicable EBITDA as determined for the applicable period consisting of the twelve (12) consecutive months ending on or about the calendar quarter ending immediately prior to the applicable Rate Adjustment Period pertaining to such Adjustment Date:

LEVEL	EBITDA	LIBOR RATE APPLICABLE MARGIN	BASE RATE APPLICABLE MARGIN
I	Greater than or equal to $42,500,000	1.75%	0.00%
II	Greater than or equal to $30,000,000 and less than $42,500,000	2.00%	0.50%
III	Greater than or equal to $17,000,000 and less than $30,000,000	2.25%	0.75%
IV	Less than $17,000,000	2.50%	1.00%

            Notwithstanding the foregoing, from and after the Amendment Effective Date through July 31, 2004, the Applicable Margin shall be set at the amount set forth opposite Level IV above.

            Furthermore, any delay by the Borrower in delivering the financial statements and reports required to be delivered by the Borrower pursuant to Section 6.5 shall, at the Agent's option, result in the Applicable Margin being set at the amount set forth opposite Level IV above or such other Level as determined by the Agent until the next Adjustment Date.".

          (d)   The definition of "Appraised Inventory Percentage" contained in Article I of the Loan Agreement is hereby amended by inserting the following clause at the end of such definition:

            ", provided further, the Appraised Inventory Percentage shall not exceed Eighty Five Percent (85%) if Holiday Companies, the Affiliates of Holiday Companies and the members of the Erickson Family shall collectively cease to own or control (through voting trusts or otherwise), directly or indirectly at least Seventy Five Percent (75%) of the issued and outstanding stock of the Borrower.".

          (e)   The definition of "Change in Control" contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

            "Change in Control": The occurrence of any of the following:

            (a)   Holiday Companies, the Affiliates of Holiday Companies and the members of the Erickson Family shall (i) collectively cease to own or control (through voting trusts or otherwise), directly or indirectly, at least Fifty One Percent (51%) of the issued and outstanding common and preferred stock, on an as converted basis, of the Borrower, provided, that, with the consent of the Agent such ownership percentage can be further reduced to an amount not less than Thirty Five Percent (35%) or (ii) cease to have the power to elect at least two members of the board of directors of the Borrower.

            (b)   The members of the Erickson Family, acting together, shall not have the right to elect a majority of the directors of Holiday Companies.

            (c)   The Erickson Family shall not, either directly or indirectly, own at least Eighty Percent (80%) of the issued and outstanding stock of Holiday Companies.".

          (f)    The definition of "Maturity Date" contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

            "Maturity Date": June 30, 2007.".

          (g)   The definition of "Maximum Revolving Credit Ceiling" contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

            "Maximum Revolving Credit Ceiling": $175,000,000, as the same may be increased or decreased from time to time in accordance with the provisions of Sections 2.15, 16.5 and 16.6 hereof up to an aggregate amount not to exceed $200,000,000.".

          (h)   The definition of "Swingline Loan Ceiling" contained in Article I of the Loan Agreement is hereby restated in its entirety as follows:

            "Swingline Loan Ceiling": $15,000,000 (subject to increase as provided in section 15.4).".

          (i)    Section 2.14 of the Loan Agreement is hereby amended by deleting the amount of "0.375%" which appears in such section and substituting in place thereof the amount of "0.30%".

          (j)    Section 2.15 of the Loan Agreement is hereby amended by restating such section in its entirety as follows:

            "2.15.    EARLY TERMINATION FEE.

            (a)   Subject to the provisions of Section 2.15(b), in the event that the Termination Date occurs, on or prior to the second anniversary of the Amendment Effective Date, the Borrower shall pay to the Agent, for the benefit of the Revolving Credit Lenders, the "Revolving Credit Early Termination Fee" (so referred to herein) determined and payable as follows:

                (i)  0.75% of the highest Maximum Revolving Credit Ceiling if the Termination Date occurs on or before the first anniversary of the Amendment Effective Date.

               (ii)  0.50% of the highest Maximum Revolving Credit Ceiling if the Termination Date occurs after the first anniversary of the Amendment Effective Date but on or before the second anniversary of the Amendment Effective Date.

            (b)   No Revolving Credit Early Termination Fee shall be payable (i) after the second anniversary of the Amendment Effective Date or (ii) if the Termination Date occurs as a result of funds borrowed from FRFI, Fleet National Bank or any of their Affiliates.

            (c)   The Revolving Credit Early Termination Fee shall be allocated to the Revolving Credit Lenders pro rata based upon their Revolving Credit Dollar Commitment.

            (d)   The Borrower shall have no right to reduce the Maximum Revolving Credit Dollar Ceiling, provided, however, that in connection with the sale or issuance of any of its equity interests to any Person, in terms satisfactory to the Agent, the Borrower shall, with at least 3-Business Days prior written notice to the Agent, have the right to reduce the Maximum Revolving Credit Ceiling by $5,000,000 or an integral multiple thereof, provided, however, that no such reduction in the Maximum Revolving Credit Ceiling shall be greater than $75,000,000 in the aggregate and that no reduction in the Maximum Revolving Credit Ceiling may be reinstated.".

          (k)   Section 2.18(b)(i) of the Loan Agreement is hereby amended by restating such section in its entirety as follows:

            "(i)  The aggregate Stated Amount of all L/C's then outstanding, does not exceed Thirty Five Million Dollars ($35,000,000).".

          (l)    Sections 5.2(a) and 5.2(c) of the Loan Agreement is hereby amended by inserting the following clause at the end of such sections:

            ", provided, that, with the consent of the Agent and pursuant to documentation acceptable to the Agent, including without limitation documentation modifications to the Security Documents required by the Agent, the Borrower may change its State of organization to the State of Minnesota.".

          (m)  Section 5.2 of the Loan Agreement is hereby amended by inserting the following subsection at the end of such section:

            "(h) As of the Amendment Effective Date, the Corporate Entities own or control (through voting trusts or otherwise), directly or indirectly at least Eighty Seven Percent (87%) of the issued and outstanding common and preferred stock, on an as converted basis, of the Borrower."

          (n)   Section 5.5(b) of the Loan Agreement is hereby amended by restating the first paragraph of such section as follows:

            "The Borrower shall not remove any of the Collateral from said chief executive office, those locations listed in the Perfection Certificate, temporary locations in connection with trade shows to the extent permitted by Section 5.5(a), temporary staging areas in connection with new store openings the location of which has been disclosed to the Agent, or those other locations for which the Borrower has provided the Agent notice in accordance with Section 5.5(a), except for the following purposes:".

          (o)   Section 5.7(a)(iv) of the Loan Agreement is hereby amended by restating such section in its entirety as follows:

          "(iv)  Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by the Borrower or under any Capitalized Lease (including, but not limited to, Indebtedness or Capitalized Lease obligations secured by a lien on the Borrower's aircraft in an aggregate amount not to exceed $2,500,000), provided that the aggregate principal amount of such Indebtedness or the Borrower shall not exceed the aggregate amount of $20,000,000 at any one time.".

          (p)   Section 5.7(a)(vii) of the Loan Agreement is hereby amended by deleting the amount of "$3,000,000" which appears in such section and substituting in place thereof the amount of "$25,000,000".

          (q)   Section 5.20(a) of the Loan Agreement is hereby amended by deleting the words "or make any other distribution" which appear in such section from such section.

          (r)   Section 5.20(b) of the Loan Agreement is hereby amended by deleting the amount of "$500,000" which appears in such section and substituting in place thereof the amount of "$2,500,000."

          (s)   Section 5.20(k) of the Loan Agreement is hereby amended by restating such section in its entirety as follows:

            "(k) Repay any principal or pay any interest on the Supplemental Holiday Subordinated Debt, provided, however, that the Borrower shall be permitted (i) to prepay principal and accrued interest on the Supplemental Holiday Subordinated Debt in an amount equal to the net cash proceeds received by the Borrower in connection with the issuance of any capital stock constituting common or preferred equity (so long as any such preferred equity does not provide for scheduled or mandatory redemptions or the current payment of dividends) issued by the Borrower following the Closing Date, (ii) to repay in full or in part the outstanding principal amount of the Supplemental Holiday Subordinated Debt at any time after October 31, 2004, so long as (A) the Borrower evidences compliance with the minimum amount of EBITDA (calculated without giving effect to the amount of any

    Supplemental Holiday Subordinated Debt) set forth in Section 6.11 hereof for the month most recently ended, (B) the Borrower evidences Availability as of the date of such repayment (after giving effect to such repayment) of at least $15,000,000, and (C) the Borrower is not InDefault (in each case as evidenced by a compliance certificate), and (iii) to pay interest on the Supplemental Holiday Subordinated Debt so long as the Borrower is not InDefault (as evidenced by a compliance certificate).".

          (t)    Section 6.7(b)(ii) of the Loan Agreement is hereby amended by restating such section in its entirety as follows:

           "(ii)  It is a primary intention of the Borrower, in its engagement of such accountants, to satisfy the financial reporting requirements set forth in this Article 6.".

          (u)   Section 6.7(d) of the Loan Agreement is hereby deleted in its entirety.

          (v)   Section 6.9(b) of the Loan Agreement is hereby amended by restating the first paragraph of such section in its entirety as follows:

            "(b) The Borrower, at its own expense, shall cause not less than One (1) physical inventory (which may include cycle counts of different locations at different times) to be undertaken in each Twelve (12) month period during which this Agreement is in effect (the spacing of the scheduling of which inventories shall be subject to the Agent's discretion) conducted by such inventory takers as are satisfactory to the Agent and following such methodology as may be satisfactory to the Agent.".

          (w)  Section 6.11 of the Loan Agreement is hereby amended by restating such section in its entirety as follows:

            "6.11.    MINIMUM OPERATING CASH FLOW AND MINIMUM EBITDA.

              (a)   Commencing with the year ended January 31, 2004, the Borrower will not permit Operating Cash Flow as at the end of any Reference Period (for which an Operating Cash Flow amount is set out) described in the table set forth on Schedule 6.11, annexed hereto to be less than the amount set forth opposite such period in such table.

              (b)   Commencing with the month ended November 29, 2003, the Borrower will not permit EBITDA as of the end of any Reference Period described in the table set forth on Schedule 6.11, annexed hereto to be less than the amount set forth opposite such period in such table.".

          (x)   Section 6.12 of the Loan Agreement is hereby deleted in its entirety.

          (y)   Article XI of the Loan Agreement is hereby amended by inserting the following section at the end of such article:

            "11.15.    Failure to Distribute Proceeds to Borrower in Case of Disposition of Borrower's Stock by Corporate Entities.    In connection with any sale, disposition or transfer of any shares of stock of the Borrower (or any rights that either of the Corporate Entities has in such shares of stock of the Borrower) held by either of the Corporate Entities after the Amendment Effective Date (each a "Corporate Entities Sale"), the failure by the Borrower to have received proceeds from the sale of its stock prior to or in connection with such Corporate Entities Sale equal to, in the aggregate, not less than (a) until such time as the Borrower has received $37,500,000 on account of stock sales after the Amendment Effective Date, Seventy Five Percent (75%) of the sum of (i) the aggregate proceeds received by the Borrower on account of stock sales after the Amendment Effective Date plus (ii) the aggregate amount of proceeds received by the Corporate Entities on account of Corporate Entities Sales after the Amendment Effective Date (such combined amount, the "Aggregate Sale Proceeds") plus (b) after the Borrower has received $37,500,000, but prior to the Borrower having received $50,000,000 on account of stock sales after the Amendment Effective Date, Twenty Five Percent (25%) of the Aggregate Sale Proceeds, plus (c) after the Borrower has received $50,000,000 on account of stock sales after the Amendment Effective Date, Fifty Percent (50%) of the Aggregate Sale Proceeds plus (d) prior to October 31, 2004 any Aggregate Sale Proceeds not received by the Borrower pursuant to clauses (a), (b) and (c) above shall be applied toward repayment of any outstanding principal or interest on the Supplemental Holiday Subordinated Debt.".

          (z)   Section 16.5 of the Loan Agreement is hereby amended by restating the first paragraph of such section as follows:

            "Subject to the terms of Section 16.6 herein, the Borrower may, with the consent of the Agent, request Eligible Assignees (each such Eligible Assignee, an "Acceding Revolving Credit Lender") to become party to this Credit Agreement by entering into an Instrument of Accession in substantially the form of Exhibit F hereto (an "Instrument of Accession") with the Borrower and the Agent and assuming thereunder a Revolving Credit Dollar Commitment, in an amount to be agreed upon by the Borrower, such Acceding Revolving Credit Lender and the Agent, to make Revolving Credit Loans and participate in the risk relating to the Letters of Credit pursuant to the terms hereof, and the Maximum Revolving Credit Ceiling shall thereupon be increased by the amount of such Acceding Revolving Credit Lender's Revolving Credit Dollar Commitment; provided, however, that (a) the Agent shall have given its prior written consent to such accession and (b) in no event shall the Maximum Revolving Credit Ceiling be increased under any one or more of such Instruments of Accession so as to exceed, in the aggregate, $200,000,000. On the effective date specified in any Instrument of Accession, Schedule 2.22 hereto shall be deemed to be amended to reflect (a) the name, address, Revolving Credit Dollar Commitment and Revolving Credit Percentage Commitment of such Acceding Revolving Credit Lender, (b) the Maximum Revolving Credit Ceiling as increased by such Acceding Revolving Credit Lender's Revolving Credit Dollar Commitment, and (c) the changes to the other Revolving Credit Lenders' respective Revolving Credit Percentage Commitments and any changes to the other Revolving Credit Lenders' respective Revolving Credit Dollar Commitments (in the event such Revolving Credit Lender is also the Acceding

    Revolving Credit Lender) resulting from such assumption and such increased Maximum Revolving Credit Ceiling.".

          (aa) Article 16 of the Loan Agreement is hereby amended by inserting the following new Section 16.6 at the end thereof:

            "16.6.    OPTIONAL INCREASE OF MAXIMUM REVOLVING CREDIT CEILING.    So long as an Event of Default shall not have occurred and be continuing or would result therefrom, and subject to all terms and conditions set forth in the Loan Agreement, the Borrower may request, by prior written notice to the Agent, that the Maximum Revolving Credit Ceiling be increased up to $200,000,000. The Borrower may, after initially requesting the existing Revolving Credit Lenders to increase on a pro rata basis their respective Revolving Credit Dollar Commitments and after receiving confirmation in writing that such Revolving Credit Lenders do not wish to increase their respective Revolving Credit Dollar Commitments (or if the aggregate desired increase in Revolving Credit Dollar Commitment by the existing Revolving Credit Lenders is not sufficient to satisfy the increase in the Maximum Revolving Credit Ceiling requested by the Borrower), solicit Eligible Assignees to become new Revolving Credit Lenders pursuant to the terms of Section 16.5 herein, provided, that (a) each Person that becomes a new Revolving Credit Lender shall agree to become a party to, and shall assume and agree to be bound by, this Loan Agreement, subject to all terms and conditions thereof; (b) no Revolving Credit Lender shall have an obligation to the Borrower to increase its Revolving Credit Dollar Commitment; and (c) in no event shall the addition of any Revolving Credit Lender increase the Maximum Revolving Credit Ceiling to an amount greater than $200,000,000.".

          (bb) Section 17.1 of the Loan Agreement is hereby amended by (i) deleting the words "Robert Klein," which appear in such section from such section and (ii) replacing the words "4567 West 80th Street" which appear in such section and substituting in place thereof the words "4567 American Boulevard West".

          (cc) SCHEDULE 2.22 to the Loan Agreement is replaced in its entirety by the SCHEDULE 2.22 attached hereto.

          (dd) SCHEDULE 5.2 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.2 attached hereto.

          (ee) SCHEDULE 5.6 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.6 attached hereto.

          (ff)  SCHEDULE 5.7 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.7 attached hereto.

          (gg) SCHEDULE 5.8 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.8 attached hereto.

          (hh) SCHEDULE 5.14 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.14 attached hereto.

          (ii)   SCHEDULE 5.18 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.18 attached hereto.

          (jj)   SCHEDULE 5.19 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.19 attached hereto.

          (kk) SCHEDULE 5.24 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.24 attached hereto.

          (ll)   SCHEDULE 5.26 to the Loan Agreement is replaced in its entirety by the SCHEDULE 5.26 attached hereto.

          (mm) SCHEDULE 6.11 to the Loan Agreement is replaced in its entirety by the SCHEDULE 6.11 attached hereto.

          (nn) SCHEDULE 8.1 to the Loan Agreement is replaced in its entirety by the SCHEDULE 6.11 attached hereto.

          (oo) SCHEDULE 8.2 to the Loan Agreement is replaced in its entirety by the SCHEDULE 8.2 attached hereto.

        §3.    Affirmation and Acknowledgment of the Borrower.    The Borrower hereby ratifies and confirms all of its Obligations to the Revolving Credit Lenders, including, without limitation, the Revolving Credit Loans, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Revolving Credit Lenders all indebtedness, obligations and liabilities in respect of the Revolving Credit Loans, the Letters of Credit, and all other amounts due under the Loan Agreement as amended hereby. The Borrower hereby confirms that the Obligations are and remain secured pursuant to the Loan Documents and pursuant to all other instruments and documents executed and delivered by the Borrower as security for the Obligations.

        §4.    Representations and Warranties.    The Borrower hereby represents and warrants to the Revolving Credit Lenders as follows:

          (a)   The execution and delivery by the Borrower of this Amendment, and the performance by the Borrower of its obligations and agreements under this Amendment and the Loan Agreement as amended hereby, are within the corporate authority of the Borrower, have been duly authorized by all necessary corporate proceedings on behalf of the Borrower and do not and will not contravene any provision of law, statute, rule or regulation to which the Borrower is subject or any of the Borrower's charter, other incorporation papers, by-laws or any stock provision or any amendment thereof or of any agreement or other instrument binding upon the Borrower, the non-compliance with which would materially adversely affect the business, assets or financial condition of the Borrower.

          (b)   This Amendment and the Loan Agreement as amended hereby constitute legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights in general, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          (c)   No approval or consent of, or filing with, any governmental agency or authority is required to make valid and legally binding the execution, delivery or performance by the Borrower of this Amendment or the Loan Agreement as amended hereby.

          (d)   The representations and warranties contained in Article V of the Loan Agreement are true and correct at and as of the date made and as of the date hereof, except to the extent of changes resulting from transactions contemplated or permitted by this Loan Agreement and the other Loan Documents, changes which have been disclosed to the Agent and the Revolving Credit Lenders prior to the date hereof and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date.

          (e)   The Borrower has performed and complied in all material respects with all terms and conditions herein required to be performed or complied with by it prior to or at the time hereof, and as of the date hereof, after giving effect to the provisions hereof, the Borrower is not InDefault and there exists no Event of Default.

        §6.    Effectiveness.    This Amendment shall become effective upon the receipt by the Agent of each of the following:

          (a)   a fully executed counterpart hereof signed by the Borrower and all Revolving Credit Lenders.

          (b)   a certificate from a duly authorized officer of the Borrower, on behalf of the Borrower (i) of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with this Amendment and any other documents executed in connection therewith, and (ii) attesting to the true signatures of each Person authorized as a signatory.

          (c)   an opinion of counsel to the Borrower addressed to the Revolving Credit Lenders, such opinion to be in form and substance satisfactory to the Agent.

          (d)   the amendment fee letter signed by the Borrower along with all fees due in connection therewith.

          (e)   amended Revolving Credit Notes signed by the Borrower reflecting the Revolving Credit Lenders' new Revolving Credit Dollar Commitment.

        §7.    Miscellaneous Provisions.

          (a)   Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Loan Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Loan Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Loan Agreement shall be read and construed as one instrument.

          (b)   This Amendment is intended to take effect as an agreement under seal and shall be construed according to and governed by the laws of The Commonwealth of Massachusetts.

          (c)   This Amendment may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

          (d)   The Borrower agrees to pay to the Agent, on demand by the Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Agent in connection with the preparation of this Amendment (including reasonable legal fees).

[Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

GANDER MOUNTAIN COMPANY
By:	/s/ DENNIS M. LINDAHL
Title: EVP & CFO
FLEET RETAIL FINANCE INC., as Agent and as a Revolving Credit Lender
By:	/s/ SALLY A. SHEEHAN
Name: Sally A. Sheehan Title: Managing Director Fleet Retail Finance Inc.
WELLS FARGO FOOTHILL, INC., formally known as Foothill Capital Corporation as Syndication Agent and as a Revolving Credit Lender
By:	/s/ BRAD ENGEL
Name: Brad Engel Title: Assistant Vice President
THE CIT GROUP/BUSINESS CREDIT, INC., as a Revolving Credit Lender
By:	/s/ ADRIAN AVALOS
Name: Adrian Avalos Title: Vice President

WHITEHALL BUSINESS CREDIT CORPORATION, as a Revolving Credit Lender
By:	/s/ JOHN L. PALERMO
Name: John L. Palermo Title: V.P.
GENERAL ELECTRIC CAPITAL CORPORATION, as a Revolving Credit Lender
By:	/s/ STEPHEN M. METIVIER
Name: Stephen M. Metivier Title: Duly Authorized Signatory

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AMENDMENT AGREEMENT NO. 3